UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — June 11, 2015 (June 9, 2015)

MDC PARTNERS INC.

(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of Incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

745 Fifth Avenue, 19th Floor, New York, NY 10151
(Address of principal executive offices and zip code)

(646) 429-1800
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 5.02(b). Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2015, the Company announced that its Board of Directors determined to reduce the number of management directors on the Board to one -- Chairman and CEO Miles Nadal. Effective July 1, 2015, Stephen Pustil and Lori Senecal will tender their resignations as members of the Board. Ms. Senecal will continue to serve as Global CEO of Crispin Porter + Bogusky as well as the President and CEO of The MDC Partner Network, and Mr. Pustil will continue in his executive officer role as Vice Chairman of the Company.

Each of Mr. Pustil and Ms. Senecal’s decision to resign from the Board of Directors was not due to any disagreement on any matter relating to MDC Partners’ operations, policies or practices. Instead, their decision was part of the Board’s determination to enhance corporate governance practices and reduce the number of management members who also serve in the dual capacity as a member of the Board of Directors.

On June 9, 2015, the Company also announced that Clare Copeland and Michal Kirby have confirmed that they will each retire from the Company’s Board of Directors on or before the expiration of their current one (1) year term in June 2016.

Each of Mr. Copeland and Mr. Kirby’s decision to not stand for re-election was not due to any disagreement on any matter relating to MDC Partners’ operations, policies or practices. Instead, they determined to facilitate an appropriate transition of responsibilities to new independent directors.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated as of June 9, 2015 relating to Corporate Governance Initiatives.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: June 11, 2015	MDC Partners Inc.

	By:	/s/ Mitchell Gendel Mitchell Gendel General Counsel & Corporate Secretary